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Exhibit 4.8

AMENDMENT
TO
WARRANT TO PURCHASE
STOCK

        THIS AMENDMENT (this "Amendment") to that certain WARRANT TO PURCHASE STOCK of Prometheus Laboratories Inc. (the "Corporation") issued to Comerica Incorporated, as successor in interest to Imperial Bancorp (the "Holder"), dated April 6, 2000 (the "Warrant"), is made and entered between the Corporation and the Holder as of this 29th day of June, 2008.

        WHEREAS, it has come to the attention of the parties that the term of the Warrant as drafted may be open to different interpretations.

        WHEREAS, the parties hereto desire to clarify the term during which the Warrant is exercisable.

        WHEREAS, the parties both agree that the term as set forth in this Amendment is consistent with the term that was negotiated when the Warrant was originally issued.

        NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

          1.     The Warrant is hereby amended by deleting the first sentence of Section 4.1 of the Warrant in its entirety and replacing it with the following:

      "This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company has not completed its initial public offering prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company's initial public offering."

          2.     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          3.     This Amendment shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provisions or rules.

          4.     Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          5.     This Amendment shall not affect any terms or provisions of the Warrant and is only intended to clarify the term as originally negotiated by and between the parties. Except as amended hereby, the Warrant remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties.

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first set forth above.

PROMETHEUS LABORATORIES INC.

By:	/s/ JOSEPH M. LIMBER
Name:	Joseph M. Limber
Its:	President and Chief Executive Officer

COMERICA INCORPORATED

By:	/s/ JOE FISHER
Name:	Joe Fisher
Its:	Assistant Vice President

Signature Page to the Amendment to Prometheus Laboratories Inc. Warrant

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  Exhibit 4.8
AMENDMENT TO WARRANT TO PURCHASE STOCK